As filed with the Securities and Exchange Commission on December 31, 2025

Registration No. 333-266295

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TILT Holdings Inc.

(Exact name of registrant as specified in its charter)

British Columbia	83-2097293
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

7655 E. Redfield Rd. #110

Scottsdale, Arizona 85260

(Address of principal executive offices and zip code)

TILT Holdings Inc. Amended and Restated 2018 Stock and Incentive Plan

(Full title of the plan)

Timothy S. Conder

Chief Executive Officer

TILT Holdings Inc.

7655 E. Redfield Rd. #110

Scottsdale, Arizona 85260

(Name and address of agent for service)

(480) 867-6100

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to Registration Statements No. 333-266295, filed with the SEC on July 22, 2022 of TILT Holdings Inc., a British Columbia corporation (the "Registrant"), on Form S-8 (the "Registration Statement"), to deregister any and all common shares of the Registrant's stock, no par value (the "Registrant's Common Shares"):

As previously disclosed, on November 7, 2025, the Registrant commenced a restructuring plan under the Companies' Creditors Arrangement Act (Canada) (the "CCAA"). In connection therewith, the British Columbia S Superior Court (Commercial Division) issued an initial order granting the Company protection under the CCAA (R.S.C., 1985, c. C-36). The Court approved the implementation of a plan of arrangement on December 5, 2025. As of December 31, 2025, the Registrant had fewer than 300 shareholders of record. As a result, after filing this Post-Effective Amendment, the Registrant will file a Form 15 to deregister its common stock under Section 12(g) and Section 15(d) of the Securities Exchange Act of 1934. In connection with the foregoing, the offering pursuant to the Registration Statement is being terminated.

In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offering, the Registrant hereby removes from registration all securities that were registered but unsold or otherwise unissued under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on the 31st day of December, 2025.

TILT HOLDINGS INC.

By:	/s/ Timothy S. Conder
Timothy S. Conder
Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.